CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman New York Municipal Income Fund, a series of Neuberger Berman Income Funds.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 30, 2012